EXHIBIT 10.18 (ii)

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

BETWEEN BARNES GROUP INC. AND

GREGORY F. MILZCIK

WHEREAS, Barnes Group Inc. (the “Company”) and Gregory F. Milzcik (the “Executive”) entered into an employment agreement, dated as of October 19, 2006 (the “Employment Agreement”), in connection with his appointment as Chief Executive Officer of the Company;

WHEREAS, subsequent to the entry into such Employment Agreement, the final regulations were promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which require certain changes to certain kinds of compensatory agreements, to the extent that such agreements could provide for the payment of deferred compensation;

WHEREAS, the date for compliance with the requirements of such final regulations has been extended to December 31, 2008, but due to the limitations and constraints of certain transitional relief, certain actions in respect of such arrangements may best be taken prior to January 1, 2008;

NOW THEREFORE, the Company and the Executive agree to amend the Employment Agreement in the manner set forth below, to address certain issues arising under Section 409A of the Code, and to clarify the time and form of certain payments otherwise provided for under the Employment Agreement:

1.     Section 4.6(a)of the Employment Agreement is amended to delete the words “until the Executive attains age 65” from the first sentence thereof.

2.     Section 4.6 of the Employment Agreement is further amended to add a new Section 4.6(f) thereto, to read as follows:

(f) Additional Conditions in Respect to Reimbursements. For the avoidance of doubt, the Executive’s entitlement to be reimbursed for any expense as provided in this Section 4.6 is subject to the Executive’s continued employment with the Company on the date such expense is incurred. Unless such requirement shall be waived by the Company, with the consent of the Compensation Committee, any and all documentation required for the reimbursement of any expense incurred in accordance with this Section 4.6 must be provided to the Company on or before February 15 of the calendar year following the year in which such expenses were incurred, provided that, with respect to expenses incurred after 2007, documentation of expenses incurred prior to September 30 shall be required to submitted by December 31 of the calendar year in which incurred. Any expense for which any required documentation is not timely received (or waived) by the Company shall not be reimbursed hereunder. The Company shall make all reimbursements of the Executive’s financial planning, leased automobile and club membership expenses for which appropriate documentation has been received (or waived) and all payments of any tax gross-up in respect of any reimbursable financial planning expenses within 90 days of the submission of the requisite documentation, but in all events on or before March 15 of the year following the year in which the related expense was incurred.

3.     Section 4.7 is amended to add the following at the end thereof:

Unless such requirement shall be waived by the Company, with the consent of the Compensation Committee, any and all documentation required for the reimbursement in accordance with this Section 4.7 of any legal fees incurred must be provided to the Company on or before March 15 of the calendar year following the year in which such expenses were incurred. Any expense for which any required documentation is not timely received (or waived) by the Company shall not be reimbursed hereunder. The Company shall make all required reimbursements of the Executive’s legal fees under this Section 4.7 for which appropriate documentation has been received (or waived) within 90 days of receipt of the required documentation, but in no event later than the end of the calendar year following the year in which such expenses were incurred. No expenses incurred more than ten (10) years after the date of the Executive’s termination of employment with the Company shall be subject to reimbursement under this Section 4.7. The amount of any expenses for legal fees incurred by the Executive in any given calendar year shall not affect the Executive’s right to be reimbursed for any expenses for legal fees incurred by the Executive in any other calendar year. In no event may the Executive’s right to have his legal fees reimbursed pursuant to this Section 4.7 be exchanged for any other benefit.

4.     Section 5(c) is amended by changing each reference to “Section 6(b)” in such Section 5(c) to a reference to “Section 5(b).”

5.     Section 6.2 is amended to delete the last paragraph thereof and to insert a new last paragraph, to read as follows:

For purposes of this Section 6.2, the “Severance Period” shall mean the period commencing on the date of termination and ending on the day before the second anniversary of such termination date. Except as otherwise expressly provided in Section 6.5, all payments to be made or benefits provided under this Section 6.2 shall be made and benefits provided when such payments or other benefits would have been made or provided if the Executive’s employment had not terminated (e.g., so that the Executive shall be paid the amounts payable in respect of Salary in equal installments on the first working day of each month following the date of the Executive’s termination of employment and annual bonus shall be paid on March 1 of the calendar year following the calendar year for which such bonus would otherwise have been payable). Each monthly payment to made under this Section 6.2 corresponding to the Executive’s Salary and each payment in respect of the Executive’s annual bonus shall be treated as a right to a series of separate payments in accordance with the provisions of Treas. Reg. §§1.409A-2(b)(2)(iii) and (iv). Notwithstanding any else contained in this Section 6.2 or elsewhere in this Agreement to the contrary, the term “termination of employment” or any similar phrase or terms shall be interpreted to mean a “separation from service” within the meaning of Section 409A of the Code and the regulations and other applicable guidance promulgated thereunder.

6.     Section 6.4 is amended to add a new sentence at the end of the first paragraph thereof, to read as follows:

For the avoidance of doubt, no severance benefits shall be payable to the Executive under this Section 6.4 to the extent that, following a Change of Control, his employment is terminated by reason of his death or his Disability.

7.     Section 6.5 is deleted in its entirety and a new Section 6.5 is added, to read as follows:

6.5    Compliance with Section 409A.  Notwithstanding anything contained in this Agreement, any payment to be made to the Executive in accordance with this Section 6 may be delayed or deferred by the Company in order to comply with all applicable laws, regulations and rules (including, without limitation, rules of any stock exchange on which the Company’s shares are listed), so long as such action would not subject such payment to an additional tax pursuant to the provisions of Section 409A of the Code. Without limiting the generality of the foregoing sentence, any payments due under this Section 6 within six months following the date of the Executive’s termination of employment that are treated as deferred compensation subject to Section 409A of the Code or any successor or similar tax law or regulation, shall, if and solely to the extent necessary to cause the Executive not to be subject to the additional tax thereunder, be made six months following such termination (or, if earlier, within ten (10) business days following the date of the Executive’s death). Any amount deferred shall bear interest for the period of the deferral at the applicable federal rate determined in accordance with Section 1274 of the Code, and such interest shall be paid with and as part of the deferred payment on the six month anniversary of the date of the Executive’s termination of employment. For the avoidance of doubt, this Section 6.5 shall not apply to any amounts which were earned and vested as of December 31, 2004 and not treated as subject to Section 409A of the Code by reason of the grandfathering provisions thereof.

8.     Except as otherwise expressly provided herein, the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive has caused this First Amendment to be executed as of this 31st day of December, 2007.

BARNES GROUP INC.

Thomas O. Barnes

By:	/s/ Thomas O. Barnes
Its:	Chairman of the Board

GREGORY F. MILZCIK

/s/ Gregory F. Milzcik

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